Exhibit 6 – SEC Reference 14.1

Code of Conduct

DRS Inc. is commitment to conducting business in a manner which complies with the highest legal and ethical standards. Compliance and ethical behavior are core values of the Company, and are reinforced by regular communications from the Chief Executive Officer and other senior officials.

DRS Inc. is committed to building and maintaining a culture that is underpinned by high performance employees and shared Values:

Trust - keeping our promises.

Caring - listening carefully to others, working together to achieve shared goals.

Respect - treating individuals with dignity.

Honesty - talking straight, being genuine and ethical.

Courage - taking accountability for results, being up front about mistakes and taking considered risks.

Fairness - Treating people justly and equitably

These Values set the standard for our behavior and the way we conduct our business activities. They can be translated into every aspect of or work from the relationships we build with our customers and colleagues, to the way in which we conduct ourselves on a daily basis.

The Code of Conduct represents the expectations that we have of ourselves as the DRS Inc. Corporation and as individuals.

What the Code means

The Code outlines the standards of behavior that are expected of all employees, including temporary and contracting staff. It also applies to each and every company within DRS Inc. The Code has been adopted by the Board of DRS Inc.

Complying with the Code is a condition of employment and employees are expected to familiarize themselves with all policies and procedures. We also expect agents and suppliers to abide by the underlying principles of our Code of Conduct when engaging in business activities with DRS Inc.’s staff and customers.

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Employees who do not comply with our Code may face disciplinary action, including termination of employment. If you are unsure of what to do in a certain situation, you should discuss the issue with your manager. All employees have a responsibility to report possible
Breaches of the Code to their manager. DRS Inc.

We Treat Each other Respect and Fairness.

Respect and Fairness This means:

• We treat others with respect, dignity and fairness at all times.

• We respect and accept individual differences and beliefs.

• As team members, we work together to achieve our corporate goals and vision.

• We perform our duties to the best of our ability.

• We do not tolerate any form of bullying, intimidation, harassment or unlawful discrimination.

• We uphold the principles of Equal Employment Opportunity.

We conduct our business activities with honesty and trust.

This means:

• We give our customers accurate and honest information about our products and services.

• We always deal with people in an ethical manner.

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• We comply at all times with relevant State, Federal laws, and local laws and with industry Codes of Practice.

• We comply with all DRS Inc.’s current or future internal policies and procedures.

• We use DRS Inc.’s assets and resources efficiently for the purpose of our professional duties and not for private purposes, except as permitted after appropriate approval.

• We ensure we fully disclose to our shareholders situations that may create a conflict of interest before a conflict arises.

• We do not participate in activities that may result in inappropriate personal gain.

• We do not participate in outside business activities that could affect or compromise our ability to perform our duties.

• We do not accept or provide gifts or favors that could influence or be perceived to influence our business decisions or activities.

• We have a responsibility to report breaches of this Code to our manager.

We are to further promote our reputation and maintain the Commitment to expectations of our customers, colleagues, and shareholders. It is essential that maintaining our actions and behaviors project an image of professionalism. By maintaining a high work standard of professionalism we strive to ensure that our corporate vision and goals are achieved.

This means:

• We have the courage to stand by our decisions and take responsibility for our actions.

• We acknowledge our mistakes, however, we strive for learning and continual improvement.

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• We are committed to the ongoing training and professional development of our employees to ensure we are successful in our roles and as an organization.

• We respect the need to keep our customers, colleagues, business associates and DRS Inc.’s business affairs confidential.

• We comply with all Federal, State and local applicable industry regulations.

• We access confidential information only for authorized work related tasks and not for personal gain.

• We act within the guidelines and authority of our role.

• We are fit to perform our duties at all times, unimpaired by the effects of drugs or alcohol.

We Care About Supporting the communities we operate in. DRS Inc. is committed to being an active member of the community and a good corporate citizen, by working together towards making a sustainable contribution to the community.

This means:

• We are committed to maintaining a safe work environment for all staff, customers, contractors, visitors and other parties.

• We encourage and support our staff to participate in community events and activities.

• We are aware that the choices we make in our business activities may impact our staff, customers, the community and the environment and we take this into account when making decisions.

• We aim to be socially and environmentally responsible in the use of our resources including our land and buildings. By abiding by the principles of the Code of Conduct, we each contribute to DRS Inc.’s vision “to be the largest and most environmentally focused drywall recycling company in America.”